EXHIBIT 11.1

           SUNRISE INTERANATIONAL LEASING CORPORATION AND SUBSIDIARIES

                         PER SHARE EARNINGS COMPUTATIONS

                                                       Six Months Ended
                                                      September 30, 1998
                                                   1998                1997
                                              ---------------    ----------

Basic Earnings Per Share:

   Weighted average number of
     common shares outstanding                      7,812,000          7,586,000
                                              ===============    ===============

       Net income                             $     1,502,000    $     1,835,000
                                              ===============    ===============
       Net income per common and
         common equivalent share              $          0.19    $          0.24
                                              ===============    ===============

Fully Dilutive Earnings Per Share:

   Weighted average number of                       7,812,000          7,586,000
   Common stock equivalents
     from assumed exercise of
     options and warrants                              27,000                --
                                              ---------------    ---------------
       Total shares                                 7,839,000          7,586,000
                                              ===============    ===============

       Net income                             $     1,502,000    $     1,835,000
                                              ===============    ===============

       Net income per common
         and common equivalent share          $         0.19     $          0.24
                                              ==============     ===============

Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period.